Exhibit 99.1

VSB Bancorp, Inc.
Fourth Quarter 2010 Results of Operations

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. —January 12, 2011. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $479,170 for the fourth quarter of 2010, a decrease of $36,290, or 7.0%, from the fourth quarter of 2009. The following unaudited figures were released today. Pre-tax income was $883,317 in the fourth quarter of 2010, compared to $884,953, a decrease of $1,636, or 0.2%, from the fourth quarter of 2009. Net income for the quarter was $479,170, or basic income of $0.27 per common share, compared to net income of $515,460, or $0.29 basic income per common share, for the quarter ended December 31, 2009.

The $36,290 decrease in net income for the fourth quarter of 2010 was due to a decrease in net interest income of $75,447, an increase in non-interest expense of $54,531 and an increase in income tax expense of $34,654, partially offset by a decrease in the provision for loan loss of $95,000, and an increase in non-interest income of $33,342. Although the provision for loan loss declined, our allowance for loan losses represented 1.56% of total loans at December 31, 2010, compared to 1.35% at December 31, 2009.

The $75,447 decrease in net interest income for the fourth quarter of 2010 occurred primarily because our interest income decreased by $147,917, while our cost of funds decreased by $72,470. The decline in interest income resulted from a $174,079 decrease in income from investment securities, due to a 54 basis point decrease in yield, coupled with a $1.9 million decrease in average balance between the periods. The decrease in interest income from investment securities was partially offset by a $16,054 increase in interest income from loans. The increase in interest income on loans was due to a $1.1 million increase in the average balance of loans, partially offset by a 6 basis point decrease in average yield from the fourth quarter of 2009 to the fourth quarter of 2010. Our non-performing loans increased by $4.7 million from year end 2009 to year end 2010, contributing to the decrease in our average loan yield. We have entered into modified repayment arrangements with two borrowers whose loans comprise 72% of our non-performing loan balance and those borrowers have been paying in accordance with the modified arrangements for more than six consecutive months. We recognize interest income on those loans only when interest is actually paid.

Interest income from other interest earning assets (principally overnight investments) increased by $10,108 due to a $6.3 million increase in average balance and a 7 basis point increase in average yield. Overall, average interest-earning assets increased by $5.5 million from the fourth quarter of 2009 to the fourth quarter of 2010.

The most significant component of the decrease in interest expense was a $64,453 decrease in interest on time deposits as the average cost of time deposits declined by 42 basis points due to a continuation of low market interest rates, which have allowed us to renew or replace maturing time deposits at lower costs. Average demand deposits, an interest free source of funds for us to invest, increased by $228,916 from the fourth quarter of 2009, and they represented approximately 33% of average total deposits for the fourth quarter of 2010. Average interest-bearing deposits increased by $3.3 million, resulting in an overall $3.5 million increase in average total deposits from the fourth quarter of 2009 to the fourth quarter of 2010.

The average yield on our interest-earning assets declined by 37 basis points, and our average cost of funds declined by 22 basis points. The reduction in the yield on assets was principally due to the 54 basis point drop in the yield on investment securities, as new securities were purchased at market rates significantly below the rates on securities repaid or matured. The decline in the cost of funds was driven principally by the 42 basis point drop in the cost of time deposits.

Our interest rate margin decreased by 24 basis points to 3.85% from 4.09% when comparing the fourth quarter of 2010 to the same quarter in 2009, while our interest rate spread decreased by 15 basis points to 3.60% from 3.75%. Our interest rate spread decreased because the drop in the yield on our interest earning assets was greater than the reduction in the cost of funds, due primarily to the $1.9 million decrease in our investment securities coupled with the associated 54 basis point decrease in average yield. The margin decreased because it reflects the effect of non-interest bearing funding sources such as checking accounts and capital, which are less valuable in lower interest rate environments because they fund interest-earning assets with lower average yields. Non-interest bearing deposits also represented a smaller share of total deposits during the fourth quarter of 2010 compared to the fourth quarter of 2009. The interest rate floors on our loans have helped to stabilize interest income from the loan portfolio, but these floors also have the effect of limiting increases in our income as market rates increase until the prime rate rises above 6%. Non-interest income increased by $33,342 to $626,863 in the fourth quarter of 2010 compared to the same quarter in 2009.

Comparing the fourth quarter of 2010 with the same quarter in 2009, non-interest expense increased by $54,531. This increase was due to a $64,793 increase in salaries and benefits as a result of new hires, higher benefit costs and normal raises for existing employees and an $18,304 increase in other expenses and a $9,650 increase in director fees. This increase was partially offset by a $19,600 decrease in professional fees, due to the exemption from complying with section 404b of the Sarbanes Oxley Act, and an $18,000 decrease in FDIC and NYSBD assessments due to a lower assessment base.

For the year ended 2010, pre-tax income increased to $3,466,764 compared to $3,312,040 for the year 2009, an increase of $154,724, or 4.7%. Net income for the year ended December 31, 2010 was $1,880,629, or basic net income of $1.06 per common share, as compared to net income of $1,822,277, or basic net income of $1.02 per common share, for the year ended December 31, 2009. The $58,352 growth in net income for the year ended December 31, 2010 was attributable principally to a $420,000 reduction in the provision for loan losses, partially offset by a $291,662 increase in non-interest expenses. The increase in non-interest expense was due primarily to a $293,350 increase in salaries and benefits as a result of new hires, higher benefit costs and normal raises and a $49,095 increase in legal expenses due to higher collection costs. This increase was partially offset by a $55,250 decrease in professional fees, due to the exemption from complying with section 404b of the Sarbanes Oxley Act, and a $36,762 decrease in occupancy expenses due to the retirement of certain fixed assets. Income tax expense increased $96,372 due to the $154,724 increase in pre-tax income. The net interest margin decreased by 29 basis points to 3.98% for the year ended December 31, 2010 from 4.27% in the same period in 2009. Average interest earning assets for the year ended December 31, 2010, increased $14.8 million, or 6.8%, from the same period in 2009.

Total assets decreased to $235.3 million at December 31, 2010, a decrease of $1.7 million, or 0.7%, from December 31, 2009. The significant component of this decrease was an $11.0 million decrease in cash and other liquid assets, partially offset by a $7.4 million increase in investment securities and a $2.7 million increase in loans receivable. Total deposits, including escrow deposits, decreased to $207.4 million, a decrease of $3.6 million, or 1.7%. We had a $4.0 million decrease in demand and checking, a $1.5 million decrease jumbo time deposits and a $1.1 million decrease in money market deposits from year end 2009. These decreases were partially offset by increases of $2.6 million in NOW accounts and $495,592 in time deposits. The Bancorp’s Tier 1 capital ratio was 10.19% at December 31, 2010.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “We were able to increase our net income from the prior year in a challenging economy. The low interest rate environment and our decision to increase our liquidity position continue to limit our investment options as well as hamper our earnings. We continue to shift our balance sheet to help mitigate the future rise in interest rates as we expect to see some margin compression when interest rates begin to rise.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “We increased our earnings per common share to $1.06 this year and our book value per share to $14.27. Our ability to generate earnings in these difficult times gave us the flexibility of paying our thirteenth consecutive dividend to our stockholders. Our ROA of 0.78% and our ROE of 7.09% for the fourth quarter of 2010 compares favorably to our peers. We continue to strengthen and increase our customer relationships by delivering the highest quality personal service to the professionals and business owners on Staten Island.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $26.0 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
December 31, 2010
(unaudited)

	December 31,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$28,764,987	$39,716,919
Investment securities, available for sale	121,307,907	113,912,404
Loans receivable	81,538,224	78,834,156
Allowance for loan loss	(1,277,220)	(1,063,454)
Loans receivable, net	80,261,004	77,770,702
Bank premises and equipment, net	2,732,229	3,204,063
Accrued interest receivable	673,967	722,228
Other assets	1,513,605	1,673,556
Total assets	$235,253,699	$236,999,872

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$66,407,225	$70,372,448
NOW	35,138,867	32,501,930
Money market	27,057,632	28,124,315
Savings	14,938,440	15,001,936
Time	63,644,963	64,669,128
Total Deposits	207,187,127	210,669,757
Escrow deposits	219,530	316,329
Accounts payable and accrued expenses	1,802,186	1,529,837
Total liabilities	209,208,843	212,515,923

Stockholders’ equity:
Common stock, ($.0001 par value, 3,000,000 shares authorized, 1,989,509 issued, 1,825,009 outstanding at December 31, 2010 and 1,945,134 issued, 1,762,191 outstanding at December 31, 2009)	199	195
Additional paid in capital	9,249,600	9,317,719
Retained earnings	17,563,435	16,112,741
Treasury stock, at cost (164,500 shares at December 31, 2010 and 182,943 at December 31, 2009)	(1,643,797)	(1,840,249)
Unearned ESOP shares	(563,594)	(732,672)
Accumulated other comprehensive gain, net of taxes of $1,213,545 and $1,371,416, respectively	1,439,013	1,626,215

Total stockholders’ equity	26,044,856	24,483,949

Total liabilities and stockholders’ equity	$235,253,699	$236,999,872

VSB Bancorp, Inc.
Consolidated Statements of Operations
December 31, 2010
(unaudited)

	Three months	Three months	Year	Year
	ended	ended	ended	ended
	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Interest and dividend income:
Loans receivable	$1,466,998	$1,450,944	$5,800,691	$5,465,368
Investment securities	1,026,192	1,200,271	4,401,547	5,149,770
Other interest earning assets	21,525	11,417	61,124	33,050
Total interest income	2,514,715	2,662,632	10,263,362	10,648,188

Interest expense:
NOW	37,350	41,947	160,865	142,405
Money market	56,707	60,367	240,461	246,866
Savings	11,878	11,638	47,445	50,145
Time	127,949	192,402	572,292	925,793
Total interest expense	233,884	306,354	1,021,063	1,365,209

Net interest income	2,280,831	2,356,278	9,242,299	9,282,979
Provision for loan loss	15,000	110,000	140,000	560,000
Net interest income after provision for loan loss	2,265,831	2,246,278	9,102,299	8,722,979

Non-interest income:
Loan fees	17,255	24,196	54,493	94,079
Service charges on deposits	538,949	525,424	2,190,397	2,137,676
Net rental income	14,791	12,061	55,990	50,110
Other income	55,868	31,840	185,043	136,992
Total non-interest income	626,863	593,521	2,485,923	2,418,857

Non-interest expenses:
Salaries and benefits	995,736	930,943	3,968,499	3,675,149
Occupancy expenses	361,424	357,012	1,445,538	1,482,300
Legal expense	44,043	43,512	274,267	225,172
Professional fees	58,000	77,600	252,850	308,100
Computer expense	65,851	71,410	264,423	279,152
Director fees	60,600	50,950	239,600	218,225
FDIC and NYSBD assessments	95,000	113,000	399,000	392,000
Other expenses	328,723	310,419	1,277,281	1,249,698
Total non-interest expenses	2,009,377	1,954,846	8,121,458	7,829,796

Income before income taxes	883,317	884,953	3,466,764	3,312,040

Provision (benefit) for income taxes:
Current	429,167	89,386	1,670,259	1,373,021
Deferred	(25,020)	280,107	(84,124)	116,742
Total provision for income taxes	404,147	369,493	1,586,135	1,489,763

Net income	$479,170	$515,460	$1,880,629	$1,822,277

Basic income per common share	$0.27	$0.29	$1.06	$1.02

Diluted net income per share	$0.27	$0.29	$1.06	$1.01

Book value per common share	$14.27	$13.89	$14.27	$13.89